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                                                                     EXHIBIT 3.3


                              ARTICLES OF AMENDMENT

                                       OF

                              COLONY BANKCORP, INC.


         In accordance with the provisions of O.C.G.A. ss. 14-2-1001 et seq. of the Georgia Business Corporation Code, Colony Bankcorp, Inc., a Georgia corporation, hereby submits the following Articles of Amendment:

                                       1.

         The name of the corporation is Colony Bankcorp, Inc. and the charter number of the corporation is 8213165.

                                       2.

         Paragraph 5 of the Articles of Incorporation of Colony Bankcorp, Inc. is hereby deleted in its entirety and the following substituted in lieu thereof:

         The corporation shall have the authority to issue twenty million common shares with a par value of $1.00 per share.

                                       3.

         The Amendment was duly adopted by the shareholders of Colony Bankcorp, Inc. on April 27, 1999.

                                       4.

         The Amendment was duly approved by the shareholders of the corporation in accordance with the provisions of O.C.G.A. ss. 14-2-1003 of the Georgia Business Corporation Code.

         IN WITNESS WHEREOF, Colony Bankcorp, Inc. has caused these Articles of Amendment to be executed by its duly authorized officers on this 18th day of May, 1999.

                          COLONY BANKCORP, INC.

                          By:  /s/ James D. Minix
                             ------------------------------------------
                                JAMES D. MINIX, President

                          ATTEST: /s/ Ben B. Mills, Jr.
                                 --------------------------------------
                                     BEN B. MILLS, JR., Secretary